Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

DWRI - Q1 2006 DESIGN WITHIN REACH INC Earnings Conference Call

Event Date/Time: May. 16. 2006 / 5:00PM ET

CORPORATE PARTICIPANTS

Christine Lumpkins

Integrated Corporate Relations, Inc. - IR Advisor

Ray Brunner

Design Within Reach, Inc - President and CEO

Ken La Honta

Design Within Reach, Inc - CFO

CONFERENCE CALL PARTICIPANTS

Peter Benedict

CIBC - Analyst

Crystal Kallik

DA Davidson - Analyst

Betty Chen

Cowen & Company - Analyst

Laura Richardson

BB&T - Analyst

PRESENTATION

Operator

Good afternoon ladies and gentlemen, thank you for standing by. Welcome to the Design Within Reach Incorporated first quarter earnings for 2006 conference.

[OPERATOR INSTRUCTIONS]

I would like to remind everyone that this conference is being recorded. And I would now like to turn the conference over to Christine Lumpkins of Integrated Corporate Relations. Please go ahead ma’am.

Christine Lumpkins - Integrated Corporate Relations, Inc. - IR Advisor

Thank you. Good afternoon ladies and gentlemen and welcome to Design Within Reach’s first quarter fiscal 2006 conference call. On the call today is Ray Brunner, President and Chief Executive Officer, and Ken La Honta, Chief Financial Officer.

By now, everyone should have had access to the earnings release, which went out earlier today. If you have not received your release, it is available on the Investor Relations portion of Design Within Reach’s website at www.dwr.com.

Before we begin, we would like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and therefore undue reliance should not be placed on them. We refer all of you to Design Within Reach’s most recent 10-K and 10-Q filed with the Securities and Exchange Commission for more detailed discussions of the factors that could cause actual results to differ materially from those projected in any forward-looking statements.

With that, I would like to turn the call over to Ray Brunner, President and CEO.

Ray Brunner - Design Within Reach, Inc - President and CEO

Thank you. I am delighted to be here and excited about the opportunity to lead our turnaround. This is a challenging time for Design Within Reach. While I have only been a CEO, in the CEO position for the last week, I can assure you I am familiar with our relatively young company. I have been with Design Within Reach longer than really anyone but Rob and lived through many of the early lessons learned and the growing pains we experienced as we expanded the business.

The fundamental business model and the brand we built are intact although there is much work to be done to return it to profitability. I am 100% committed to taking action and instituting major but necessary changes in the coming months to achieve this goal. On today’s call, I am going to take a few minutes and broadly cover some of our initiatives for the coming months before I turn the call over to Ken to discuss the details of our first quarter financials.

Our plan is to focus on the core of DWR’s business. I believe that our problem is not at the top line but primarily a margin and expense control issue. Over the past several years, we veered away from some of the basic tenets that made this business successful from 2001 to 2004 by lowering our average transaction and unit cost, increasing our investment in inventory, growing SKU count, and letting cost at headquarters escalate disproportionately to any sales growth.

We don’t typically give comp store performance nor do we intend to do so in the future, but we want to share those numbers with you for this call. Our year-to-date comp sales performance for studios through April was up 6%. And using a timeframe through April because we held our 10% off event in March last year and April this year, and that skews the first quarter year-over-year comp. In 2005, our studio group also finished the year with plus comp sales and all of our full year studios had positive four-wall contribution in the 18% to 25% range.

So how do we intend to return the business around? By returning to the fundamentals of cost control, lower inventory investment, and higher transaction volume. Our competency has been high ticket, modern design furnishings and accessories in stock and ready to ship. Recently we veered off core plan to introducing products at lower unit costs and lower inventory turnover and we have invested heavily in overhead. We are challenging every line item and you can expect to see immediate changes.

First, we’ll cut costs at headquarters by 30% to 35% or about $6 million of our annual corporate overhead, through staff reductions and executive compensation, by subleasing some unused office space and by reducing our marketing costs. When I took this position, I insisted on a salary of about 50% below that of what our previous CEO made. Several other senior executives are also going to be able to reduce salaries.

We have eliminated the positions of Executive Vice President and we are flattening the organization to make it more efficient and to return the company to profitability. Our management team will be fully incentivized as will everyone at the company with equity incentive compensation. We are examining our stock based compensation programs and wants to insure you that if we perform, everyone; shareholders and employees alike will be rewarded. If we succeed, everyone should be rewarded. If not, we should be embarrassed that we cashed our check.

With the management change last week, we also announced that our EVP of Merchandising and Marketing has resigned. We will not be replacing this position. We have eliminated the position of EVP, CFO, CIO, COO that Ken previously held; a well-run company needs a full time CFO. In total, we expect to cut approximately $1 million on an annualized basis in senior executive salaries and benefits alone.

We will incur an upfront expense charge for severance in Q2 and that level has not been fully determined yet. The cash will be paid out over the respective terms of those various contractual agreements. In the last six months, we have spent over $2 million on consultants in our finance area alone. As of today, we are taking a zero based budget approach to consultants and will bring necessary responsibilities in-house at a lower cost and do without other services.

We are currently leasing three floors at our headquarters but only using two. By subleasing the third floor, we expect to reduce our rent obligation by approximately $0.5 million annually. We are revisiting our plans for the I MARC system and determining what really needs to be done to button up our financial reporting and forecasting issues. In many areas it appears to be more of a procedure and accountability issue than a systems issue. And finally, I have challenged our marketing department to reduce costs by 50% and I am looking forward to hearing their ideas tomorrow.

DWR has grown from seven studios in 2002 to 61 today. We have evolved from a catalog business with retail stores to a brick and mortar business with a catalog. Our brand is more established and our studio accounts for the majority of our sales and operate profitability on a four-wall basis.

We will be rethinking our catalog strategy to include fewer but more focused catalogs and more focused circulation. We will be taking a close look at catalog profitability, market profitability, and customer acquisition cost. Our ultimate goal is to expand our brand reach in the most profitable ways.

We will also be digging into our margin issues. We have done a lot of discussion and debate of our promotional activity recently and we think there is a difference between over-promoting and not promoting at all. It may seem counterintuitive but we found when we drive business particularly in proprietary products, we are able to expand our gross margins.

As I mentioned earlier, we will be getting back to our core competencies and our original merchandising strategy of high average price points and low inventory investment. This means we will put all category extensions including recent — our category extensions, including recent launches of bedding and DWR [kids] on the shelves until we have sorted out our operational issues in the core business. In addition, we are putting all of our non-essential capital expenditures on hold.

We have opened nine studios, we have nine studios open or under construction, in 2006. We will not open any additional studio this year and expect our Cap Ex to run substantially lower than the $14 million planned. Our new Cap Ex estimate will include a greatly reduced expense related to fixing our IT system. We have three signed leases for 2007 studios and do not plan to open more than 3 to 5 studios in 2007.

Bottom line is we are going to stop, take a breath, get our core business back on track before we add any more studios other than the three I mentioned or expand any further into ancillary merchandising category. We are going to focus on intelligent promotion to drive our top and bottom line, and we are going to cut costs carefully, managing our expenses to bring DWR back to profitability.

With that, I will turn the call over to Ken to discuss the financials.

Ken La Honta - Design Within Reach, Inc - CFO

Thanks Ray. And welcome everyone to our first quarter fiscal 2006 earnings results conference call. As Ray indicated, this continues to be a challenging time for DWR. Our sales were almost flat compared to sales for the first quarter last year largely due to not repeating a 10% off event held in March 2005 and the shift of December 2005 week sales into March 2006 week 5.

While sales were basically in line with consensus, earnings were much lower than we anticipated primarily as a result of $895,000 after tax of professional consulting fees relating to Sarbanes-Oxley compliance and additional audit fees compared to the first quarter 2005 as well as increased SG&A including stock-based compensation and depreciation.

Now, let me review our first quarter earnings results in more detail. Net sales for the first quarter of 2006 decreased 1.4% to $35 million compared to $35.5 million for the first quarter 2005. The low year-over-year growth is primarily due to decreases in our online and phone sales, which were partially offset by increases in studio sales.

Sales by channel versus the first quarter 2005 were as follows. Studio sales were up 12%. However, studio sales growth was lower than anticipated due to our entrance into smaller urban markets, which are proving slower to reach their optimal run rate and a reduction in price promotions offered to customers and lower deferred revenue from Q4 2005 in the last week of March 2006. As Ray mentioned, we have nine studios opened or under construction year-to-date and we will not open anymore in fiscal 2006 beyond that.

Online sales were down 16% to $6.4 million due to a reduction in marketing price promotions. Phone sales decreased 22% to $4.3 million. Shipping and handling fees received from customers for delivery at merchandise decreased 11% to $3.4 million primarily related our bedding business and the DWR credit card.

Net loss for the first quarter 2006 totaled $4.2 million or minus $0.30 per share compared to a net income of $900,000 or $0.06 per diluted share in the first quarter of 2005. The major items that impacted our earnings in the first quarter were approximately $895,000 in audit fees and additional consulting cost for Sarbanes-Oxley compliance; items, which did not exist in the first quarter of 2005. Our SOX costs were considerably higher than projected in the quarter due to our significant systems issues, employee turnover and not beginning the SOX work until June 2005.

In addition, in January 2006, we adopted the modified perspective method for valuing stock options we grant in according with the Statement of Financial Accounting Standards 123 share based payment or SFAS 123R. Under the new stock option valuation method during the first quarter of 2006, we recognized $487,000 of stock based compensation charges compared to $155,000 of stock based compensation charges for the first quarter of 2005.

Also during the first quarter of 2006, our depreciation expenses totaled $2.2 million, which was twice the amount we recorded for the first quarter of 2005. This increase is due to significant increases in spending on capital assets associated with our network infrastructure and our new studio openings. Additional depreciation charges related to the I MARC system of approximately $300,000 were also recorded in the period.

Gross margin for the first quarter of 2006 decreased 270 basis points to 41.1% compared to gross margin of 43.8% a year ago. Gross margin during the quarter was negatively impacted by our euro hedge, reduced shipping and handling income, as well as our move to a greater assortment of authorized reproductions in our classic assortment, which carry lower margins than our other products.

As I discussed in our previous calls, we buy hedging contracts for the euro on a rolling 12 months basis. The majority of our contracts are purchased in late 2004 and early 2005 when rates were very high and we purchased more than ultimately needed due to aggressive inventory planning.

In the first quarter 2006, our actual demand was less than our forecasted demand and the amount of the euro we hedged was greater than the amount we needed for purchases of inventory. As a result, we recorded approximately $29,000 in expense for ineffective hedging. We are evaluating our currency hedging strategy going forward and will likely make changes to it during the fiscal year.

We are also working to diversify our mix of suppliers to reduce our dependence on euro denominated purchases. We plan to increase our efforts to develop products internally and include more exclusive items to our mix. And in doing so, we will strive to source products in other parts of the world including Latin America and Asia. We believe this will favorably impact our product margins for fiscal year 2007 and help us to manage, better manage inventory and currency risk.

Selling, general and administrative expenses for the first quarter 2006 increased 47.9% to $21 million or 60.1% of sales in the first quarter of 2006 compared to $14.2 million or 40.1% of net sales in the first quarter of 2005. This increase in SG&A expenses was primarily driven by consulting fees related to auditing, SOX, and our systems. In addition, we increased amount in salaries, benefits, occupancy, and related expenses as we opened new studios and increased our corporate overhead.

During the first quarter of 2006, we engaged an outside firm to help us define and document the requirements for a new system. We expect to finalize the specifications and requirements for the new system within the next several weeks and will evaluate our options for replacing the critical components of the system that will be needed to support sound business operations and reliable information for external reporting and management analyses. This project is targeted for completion in fiscal 2007.

Now turning to the balance sheet: We ended the first quarter with $9.2 million in cash, cash equivalent, and investments, $19.5 million in working capital, $50.4 million in shareholders equity and $1.6 million in short-term debt. At the end of the first quarter, inventory was $38.5 million compared to $31.2 million at year-end 2005.

As expected, inventory is growing to service our new studios and higher level of scratch and dent inventory, which we are aggressively liquidating during the second quarter has contributed to the increase. Inventory turns for the first quarter were 2.4 times compared to 3.0 times in the first quarter 2005.

Our capital expenditures for the first quarter totaled $2.4 million primarily due to new studios opened and as Ray mentioned our annual Cap Ex is expected to be in the range of $6 million to $6.5 million down from the previous expectation of approximately $14 million. However this contains minimal Cap Ex related to the IT system.

With that, I will turn the call back to Ray for an update on our guidance and closing remarks.

Ray Brunner - Design Within Reach, Inc - President and CEO

Thanks Ken. Turning to the guidance, we’re lowering our top line projections to approximately $175 million. In terms of the bottom line, given the number of moving pieces, we will not update our earnings guidance until we have developed a clear plan and path to profitability.

We have a strong brand and an experienced and confident management team and the support of the Board of Directors. Our long-term outlook remains positive and we are committed to revitalizing this business by returning to our core competencies and maintaining tight cost controls. I am confident in our ability to turn the business around and I believe our efforts will payoff as we progress through the year and into fiscal 2007.

With that, I will turn the call back to the operator to take your questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]

We will take our first question today from Peter Benedict with CIBC.

Peter Benedict - CIBC - Analyst

Thanks guys. First of all, can you talk about how the product margins in the first quarter and kind of how you see those recovering I guess through the balance of the year?

And then secondly, can you just speak to, you gave us kind of the cash position and what do you think the Cap Ex is here, how do you see cash flow from operations as we move through the year and what kind of back stop do you have in terms of, maintaining the cash position for the balance of the year? Thanks.

Ken La Honta - Design Within Reach, Inc - CFO

Okay. Peter, thanks, welcome. So, from the standpoint of product margins, as I indicated in the call a minute ago, our margins for the quarter ended at 41.1% and within that, the product margins themselves, our initial product margins are running at about 53% this year in Q1 versus really 53% last year.

So on a year-over-year basis from an initial margin standpoint, we are really seeing product margins that are relatively flat to last year. Beyond that then, the takeaways and I have talked about these in previous calls really had to do with the discounts we have talked about in the past, the returns and, I will get back to that in just a minute and finally the euro. Probably the biggest impact from a product margin standpoint is really in the area of the euro.

Again, if you compare on a year-over-year basis, we have about 170 basis points alone coming from the euro. And so when that nets down to final product margins for the quarter whereas we ran close to 48% last year, we are running more at 45% this year. On top of that, I talked about returns in the past being an issue for the business, now there is an operational issue with regard to how we process returns.

There is a portion of our returns that come back to us that are not in, what I would say first quality shape in terms of turning those around and selling those back to customers, putting it back on the shelf. And so the consequence, we have to take a reserve against those returns, write them down and liquidate them, so a significant impact to the margins there.

So really again, from an initial margin standpoint relatively flat and then from a final standpoint really about a like a 250 to 270 basis points delta in the product margins as a result of the euro. With regard to your second question, I just want to make sure I answer that question right, Peter, again, with regard to where our cash balance is at end of Q1.

Peter Benedict - CIBC - Analyst

Yes. And just how you see that flowing as we move through the year, you know, raise that line with a lot of cost cutting. But just give us a sense of what the new Cap Ex budget, what not, where you might see cash at the end of the year?

Ken La Honta - Design Within Reach, Inc - CFO

So right now still in the process obviously of putting together the cash flow forecast for the remainder of the year based on the changes that are going to take place. But as I indicated, we at the end of Q1, we were sitting at about, just about $9 million in cash. As of today, we are sitting right in the neighborhood of about $7.5 million in cash with very little on our working capital line.

Going forward, a number of things that we will do from a cash flow standpoint, Ray has already addressed the 30% reduction in corporate overhead that will take place, we are looking for somewhere in the neighborhood of say, $5 million to $6 million of savings there. There is an opportunity to reduce inventory, we see probably a $3 million to $5 million opportunity in the area of inventory to generate cash flow.

From a system standpoint, we pulled way back from our original assumption in terms of the investment we would make in systems and instead what we are going to try to do is address the key pain points. We have in the system the areas that are causing us the most problems in terms of being able to report and analyze the business financially. So, with that, with that said, we still believe there is an opportunity to exit the year in a positive cash, in a positive cash position although I don’t feel that I am in a position to tell you an exact number at this point until we have the opportunity to go to the forecasting process.

As far as the back stop goes, as you know we have a working capital line behind us as well. Right now, we are utilizing just under $1 million of that working capital line, we also have a portion of that set aside for letters of credit. We — from the standpoint of dealing with vendors going forward, we are going to be figures about staying out of letter of credit business and keeping more that line available for our working capital. The second piece of that line that we also we will not use is an equipment financing line, which you know, which if fact we won’t use for that purpose. So, you know, that’s the best update I can give you at this point.

Peter Benedict - CIBC - Analyst

Okay thanks very much Ken.

Ken La Honta - Design Within Reach, Inc - CFO

Okay

Operator

[OPERATOR INSTRUCTIONS]

And we will hear from Crystal Kallik of DA Davidson.

Crystal Kallik - DA Davidson - Analyst

Hi Ken and Ray. Just start with the first. Ray, could you, there if I know, it sounds like you were going to allow the cost cutting and somewhere in there, did you say that the CIO position is now on hold or it’s no longer a position you are going to fill?

Ray Brunner - Design Within Reach, Inc - President and CEO

No we are going to fill it. We had — we had created some layers in the business where we have Executive Vice Presidents, which then creates all kinds of other organizations. Ken was Executive Vice President, Chief Financial Officer, Chief Information Officer, and Chief Operation Officer.

I am sure we would all agree that we need a full time CFO, we have issues financially and we are giving just projections correctly that that needs full time in attention and that’s the job Ken was hired for. We will fill the CIO role. My background is more than strong enough in operations at this point that we will not fill that role.

We also have a person internally that we have appointed as acting CIO, who’s been with us awhile and we’ll be interviewing for the job as well. So, we have active outside candidates and inside and we will fill that role.

Crystal Kallik - DA Davidson - Analyst

Okay. And then your prior position, are you, I know you said no longer EVP, but will be — there will be someone overseeing real estate and studio other than yourself or is that role—?

Ray Brunner - Design Within Reach, Inc - President and CEO

Carol Franksen, who reported to me as Director of Real Estate Construction will continue overseeing that role and we have appointed Matt Wilkinson, who was our Regional Manager in South Central region to Vice President of Sales.

Crystal Kallik - DA Davidson - Analyst

Okay. So beyond CIO, do you have any other major openings that you are looking to fill at this point, has it primarily be reassigned?

Ray Brunner - Design Within Reach, Inc - President and CEO

Inventory management and planning role is open, which I think is a big issue with our turnover, you know, Ken indicated there is $3 million to $5 million in inventory that we are overstocked by that we need to mind. That position has been empty for Ken, is that - for how long?

Ken La Honta - Design Within Reach, Inc - CFO

It’s been about 60 days now.

Ray Brunner - Design Within Reach, Inc - President and CEO

So we have two candidates that one of which we’ll make an offer to within the next week so that works out, so that role.

Crystal Kallik - DA Davidson - Analyst

Okay, great. And then just housekeeping, as far as in the Q1 timeframe, did you open all seven studios or how many were actually opened in Q1?

Ray Brunner - Design Within Reach, Inc - President and CEO

Two. And they opened on the last week of March.

Crystal Kallik - DA Davidson - Analyst

So you opened two in Q1 and since then you have opened five.

Ray Brunner - Design Within Reach, Inc - President and CEO

We have opened three additional since then. Since then we have four under construction. The two that opened in Q1 opened in the last week of Q1 which actually means any sales from that pushed out anyway because of the sales adjustment.

Crystal Kallik - DA Davidson - Analyst

So do you have a firm idea of how many are being opened in Q2 and Q3?

Ray Brunner - Design Within Reach, Inc - President and CEO

Q2, we opened three.

Crystal Kallik - DA Davidson - Analyst

That’s a total amount.

Ray Brunner - Design Within Reach, Inc - President and CEO

And that’s five and then there will be four kind of — well three open in Q3 possibly four and that’s it for the year.

Crystal Kallik - DA Davidson - Analyst

Okay.

Ray Brunner - Design Within Reach, Inc - President and CEO

Fourth, we will either open in late Q3 or beginning Q4, depending on the guys of construction.

Crystal Kallik - DA Davidson - Analyst

Okay, great. And then just finally, as far as, terms with your vendors and on your credit facilities with the way the past couple of quarters have gone, have you felt any pressure there, have you re-negotiated or felt the need to change your terms at all?

Ray Brunner - Design Within Reach, Inc - President and CEO

We are in the process of having conversations with Wells Fargo, they will be in either next week or the week after that to meet Ray and we will have further discussions at that time. As you know, we violated our covenants as a result of the results that we reported this quarter, Well Fargo has indicated an interest to have further discussions with us about that.

Crystal Kallik - DA Davidson - Analyst

Okay, okay. And then finally, Ken I know it’s something you’ve been working on for a while, as far as full compliance with Sarbanes Oxley, is that still slated for the end of this year?

Ray Brunner - Design Within Reach, Inc - President and CEO

That’s our goal, I mean, you know, clearly we closed the year 2005 on April 17th and filed our 10-K as you will recall. There was virtually no time for us to remediate and of the material weaknesses that we disclosed with the 10-K in Q1.

We are actively underway in Q2 to begin remediation and I believe we will be reporting significant progress as we go throughout the year. So, the goal is to certainly address the critical ones, what we will do is we will rank those and obviously go after the most important ones first.

Crystal Kallik - DA Davidson - Analyst

Thanks very much. Good luck.

Ken La Honta - Design Within Reach, Inc - CFO

Thanks.

Operator

From Cowen & Company, Lauren Levitan.

Betty Chen - Cowen & Company - Analyst

Hi. This is actually Betty Chen on behalf of Lauren. Ray and Ken, I guess you have both mentioned in the prepared remarks earlier that there will obviously maybe some studios that will open a bit more aggressively in the past year or two.

Are you also considering in addition to some of the initiatives that you have talked about earlier looking into possibly closing some of these underperforming studios in the smaller markets and have you considered at this point what your long-term gross margins, operating margins, targets might be going forward?

Ray Brunner - Design Within Reach, Inc - President and CEO

We will not be closing any studios. We don’t have any studios, that have — we only have two studios that are negative on the contribution line, which obviously if you are positive on the contribution line, you are helping pay for overhead. Those studios are marginally negative and they’re in the 2005 group, one in Columbus.

We believe that they are close enough to profitability that we can move them over that line and more importantly as we look at what we need to learn how to make those businesses successful. I said early on that I have been around long enough here go back to store one, and I can give you a list. Newport Beach was the 10th best store in the company and volume for the month of April. And Newport Beach in 2003 was on our poor performing studios list.

Dallas is one of our best studios and very profitable, and we go on a long list like that, we’ve gone into market to build those market. This is a considered purchase kind of product and we all know that we build commercial business and build those relationships. As we said, we need to stand still for a while, catch our breath, get some lessons learned from those markets, because that’s essential to answering to your second question.

For us to grow this business beyond major urban markets, we need to able to do business in those markets, profitably. We learned how to do it in lot of other markets, we’re confident we’ll learn how to do it there. And if any studio makes financial sense to close, we will close it, but at this point none do.

Betty Chen - Cowen & Company - Analyst

And can you talk a little bit about the inventory situation? You mentioned that there was still some overstock, will there be some lingering effect going into Q2 or what is the timing in liquidating some of that inventory?

Ray Brunner - Design Within Reach, Inc - President and CEO

I think there is a couple of issues there. Ken mentioned our turnover has slowed down. One of the key issues in this business has been really the turnover and use of cash. We need to address that and we are, we had quite a bit built up in scratch and dent, which we’ve begun to address already.

We have some proprietary product that prior head of inventory management may have got a little bit over zealous in ordering and we need to bring those stock levels down, but that can be turned into good news. We think we can get a handle on that without eroding the margins any further. Ken, do you want to get the rest of that? Does that answer your question?

Betty Chen - Cowen & Company - Analyst

No, that was helpful.

Ray Brunner - Design Within Reach, Inc - President and CEO

I think in the conversation on margins too when Ken was answering the question before and since you’re sort of in that margin arena. We need to get a firm understanding which we will get within the next seven to ten days, of what it’s cost us to move from unauthorized reproductions to authorized in margin dollars and what — how we are going to deal with that.

And the promotional issues, the lack of promotion has actually reduced our margins. One of the things we learned early on in the business was when we would run 10% events, our margin would go up and we found out after enough head scratching that was because you were excluding the Herman Miller products and the low margin products moving margin, moving sales into higher margin products.

So intelligent promotion, which is not to say that 10% off of everything is intelligent. Intelligent promotion can actually raise the margins and move the top line and we need to get back to an understanding of that and using the tools we have available.

Betty Chen - Cowen & Company - Analyst

I am sorry, just to follow up on that Ray. I mean how in terms of the new guidance you provided fiscal 2006 of about $175 million, how much promotion or how many events should we even think about in terms, embedded in that new sales guidance?

Ray Brunner - Design Within Reach, Inc - President and CEO

I think instead of events, we will certainly do a 10% event in the fourth quarter, which is in the plans and we’ll go ahead with that, beyond that it’s going to be more intelligent promotion focused at introducing new designers and proprietary products. For example, this is not going to happen because it’s already May, but for Father’s Day we could have been something where we had the Eames chair and ottoman, which is a great item but at a 39% margin and the Jeffrey Bernett recliner, which is a proprietary item that we produce that’s got a great margin, I think in the low 60’s.

And had that Jeffrey Bernett recliner in a way that we were presenting it and introducing it and offering an alternative and move some sales from a 39% margin product to a product that at an offer price might have been at a 58% margin. It’s more of a scalpel than a sledgehammer approach that we are going to be taken and we have I think enough proprietary product to work through that and make that shift. We are also going to be going back to some of our vendors and discussing how they are going to help improve our margins.

Betty Chen - Cowen & Company - Analyst

Okay, great. That’s very helpful. Thank you. Good luck.

Operator

We will take our next question from Laura Richardson of BB&T.

Laura Richardson - BB&T - Analyst

Yes, thanks. A lot of information here and I didn’t understand what you guys were saying was going to be the role in the future of the new product lines like the kids and the bedding?

Ray Brunner - Design Within Reach, Inc - President and CEO

We have shut them down.

Laura Richardson - BB&T - Analyst

In other words, they will be clearanced or —?

Ray Brunner - Design Within Reach, Inc - President and CEO

Any open [purchase] orders will be canceled and any product we have will be liquidated in an orderly way.

Laura Richardson - BB&T - Analyst

Okay. And also on terms of what you are planning to do for the financial systems with zero budget for consulting, can you explain that initiative to me again please?

Ray Brunner - Design Within Reach, Inc - President and CEO

Well, we’ve gone with zero based budget and with all due respect to everybody involved and assuming everybody made the decisions they needed to make at that time, $2.5 million in consultants in a four month period is a staggering number.

Laura Richardson - BB&T - Analyst

Yes, well it’s good for them but not for you.

Ray Brunner - Design Within Reach, Inc - President and CEO

Yes. The best way to stop that is to bring it back to zero and rejustify every dollar. What we need to do to make sure we are compliant with our financial issues, we will do, but we will do it in a more responsible way. We know we need to be SOX compliant, we also know we need to be in business. That answers your question.

Laura Richardson - BB&T - Analyst

Yes, sort of. So, you are going to try to be very judicious on the outside resources and do more with the in-house resources?

Ray Brunner - Design Within Reach, Inc - President and CEO

Absolutely. Some positions that we filled — there are some positions that we filled with consultants that maybe should be headcount positions. And if they should, we are going to look at them and you can still — a headcount position is cheaper than a consultant position and get loyalty from the person. I think in some areas we have fallen into that. In other areas, maybe the consultants were better at selling than we were at saying no.

Laura Richardson - BB&T - Analyst

Well, that is the key factor that gets you to partnerships.

Ray Brunner - Design Within Reach, Inc - President and CEO

Well, I am very good at no.

Laura Richardson - BB&T - Analyst

I mean, it’s so — does it mean, you are going to need to build up then the finance area to handle the remaining systems conversion stuff and then Sarbanes stuff?

Ray Brunner - Design Within Reach, Inc - President and CEO

No, there is no way we will build up the ongoing with spending. We may have more people than we have, and but when you pull $2.5 million in consulting out, there is not a build-up in expense.

Laura Richardson - BB&T - Analyst

Okay. I think I have got it. Thanks and good luck.

Operator

Mr. Brunner, I show no further questions at this time. I will turn the conference back over to you for any additional or closing comments.

Ray Brunner - Design Within Reach, Inc - President and CEO

Thanks everybody for your time and patience and that’s it from our side.

Operator

That does conclude Design Within Reach first quarter 2006 earnings release conference. We thank you all for joining us.

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